UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 15, 2011

Hines Global REIT, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-53964	26-3999995
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 15, 2011, Hines Global REIT 100/140 Fourth Ave LLC, a wholly-owned subsidiary of Hines Global REIT Properties LP (the "Operating Partnership"), which is a subsidiary of Hines Global REIT, Inc. ("Hines Global"), acquired Fisher Plaza, a two-building office complex located in Seattle, Washington. The seller, Fisher Media Services Company, a wholly-owned subsidiary of Fisher Communications, Inc. ("Fisher") is not affiliated with Hines Global or its affiliates.

Fisher Plaza consists of 293,727 square feet of rentable area that is 96% leased. Fisher, a communications and local media company, currently occupies 120,969 square feet, or 41% of Fisher Plaza’s net rentable area. Fisher Plaza has a variety of companies as tenants, including media and communications companies which in total aggregate to 39 tenants. In connection with the sale, the Company entered into a lease with Fisher related to its space that expires in December 2023. Additionally, Internap Network Services Corporation, a provider of IT infrastructure services, leases approximately 35,609 square feet, or 12% of Fisher Plaza's net rentable area, under a lease that expires in February 2019. The remaining space is leased to 37 tenants, none of which individually leases more than 10% of the rentable area of Fisher Plaza.

The net purchase price for Fisher Plaza was $160.0 million, exclusive of transaction costs and working capital reserves. Hines Global funded the acquisition using proceeds from its current public offering.

The estimated going-in capitalization rate for Fisher Plaza is approximately 7.94%. The estimated going-in capitalization rate is determined by dividing the projected net operating income (“NOI”) for the first fiscal year by the net purchase price (excluding closing costs and taxes). NOI includes all projected operating revenues (rental income, tenant reimbursements, parking and any other property-related income) less all projected operating expenses (property operating and maintenance expenses, property taxes, insurance and property management fees). The projected NOI includes assumptions which may not be indicative of the actual future performance of the property.  These include assumptions: (i) that in-place tenants will continue to perform under their lease agreements during the 12 months following our acquistion of the property and (ii) concerning estimates of timing and rental rates related to re-leasing vacant space.

In connection with the acquisition of Fisher Plaza, Hines Global will pay its advisor, Hines Global REIT Advisors LP, an affiliate of Hines Interests Limited Partnership (“Hines”), $3.2 million in acquisition fees.

The terms of the acquisition of Fisher Plaza are more fully set forth in the Purchase and Sale Agreement, dated as of November 17, 2011, by and between Fisher Media Services Company and Hines Global REIT 100/140 Fourth Ave LLC. The agreement is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On December 21, 2011, Hines issued a press release relating to Hines Global's acquisition of Fisher Plaza. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(a) and (b) Financial Statements of Business Acquired and Pro Forma Financial Information.

To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than March 1, 2012.

(d) Exhibits:

10.1 Purchase and Sale Agreement, dated as of November 17, 2011, by and between Fisher Media Services Company and Hines Global REIT 100/140 Fourth Ave LLC

99.1 Press Release of Hines, dated December 21, 2011

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the estimated going-in capitalization rate for the property described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performace, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks associated with the ability of the current tenants to perform under their lease agreements, and other risks described in the “Risk Factors” section of Hines Global’s Registration Statement on Form S-11, its Annual Report on Form 10-K for the year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Global REIT, Inc.

December 21, 2011	By:	/s/ J. Shea Morgenroth
Name: J. Shea Morgenroth
Title: Chief Accounting Officer and Treasurer

Exhibit Index

Exhibit No.	Description
10.1	Purchase and Sale Agreement, dated as of November 17, 2011, by and between Fisher Media Services Company and Hines Global REIT 100/140 Fourth Ave LLC
99.1*	Press Release of Hines, dated December 21, 2011

* Filed herewith